KPMG LLP
 Chartered Accountants
 Yonge Corporate Centre
 4100 Yonge Street, Suite 200                   Telephone  (416) 228-7000
 Toronto, ON  M2P 2H3                           Telefax  (416) 228-7123
 CANADA                                         www.kpmg.ca


                       KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of KPMG International, a Swiss non-operating association.



PRIVATE AND CONFIDENTIAL

Mr. Enrico Moretti
Carbonaro Stewart Kligerman
  & Sugar LLP
390 Bay Street, Suite 1600
Toronto, Ontario
M5H 2Y2

June 26, 2002

Dear Mr. Moretti:

Re:      Telum International Corporation

We are the auditors of Telum International Corporation (formerly ActFit.Com Inc.) and have been engaged to issue an audit opinion on the consolidated financial statements fo the year ended December 31, 2001.

We understand that the registrant must file Form 20-F and its respective financial statements by June 30, 2002. We further understand that the registrant will not be able to meet its requirement and as such is seeking to notify the commission pursuant to Rule 12b-25.

Further to Rule 12b-25, Notification of Late Filing, in regards to KPMG LLP and the expression of our audit opinion on the consolidated financial statements of Telum International Corporation for the year ended December 31, 2001, we have the following comments.

Based on our audit work completed to date and subject to further work required, we anticipate that the audit report on the consolidated financial statements will be issued without reservation. However, given that we have not been provided certain information on a timely basis, we are not currently in a position to satisfy our internal review and approval requirements in order to be able to issue an audit report on the consolidated financial statements. Specifically, we noted the follwing:

1. We were not provided Form 20-F on a timely basis to adequately review the documents and provide our comments.

2. The financial statements will contain disclosures regarding a Canadian to U.S. GAAP reconciliation and U.S. GAAP issues for which we require additional time to complete our reconciliation to our satisfaction.

3. Given the above, there are certain individuals involved with the issuance of the audit report on the December 31, 2001 consolidated financial statements that are unable to review such information in a manner consistent with the reporting deadline. Involvement of additional individuals is logistically impractical and would, in any event, have added an additional amount of expense to the registrant that would have been prohibitive.

Should  you  have  any  questions   regarding  the  above,  please  contact  the
undersigned at 416-228-7213.

We hereby consent to the filing of this letter as an exhibit to Form 12b-25.

Yours very truly,

/s/ Bruce J. Toner
    ---------------
    Bruce J. Toner
    Partner

/cw
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